Exhibit 99.1

PSIVIDA CORP. REPORTS RESULTS FOR THE FOURTH

QUARTER AND FISCAL YEAR ENDED JUNE 30, 2009

WATERTOWN, MA – September 24, 2009 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA, FF: PV3), a drug delivery company with two of the only three ophthalmic sustained release delivery products approved by the FDA for treatment of back of the eye diseases, today announced financial results for its fourth quarter and fiscal year ended June 30, 2009. For the quarter ended June 30, 2009, the Company reported a consolidated net loss of $534,000, or $0.03 per share, compared to a consolidated net loss of $63.6 million, or $3.48 per share, for the quarter ended June 30, 2008. Results for the three months ended June 30, 2008 included a $60.1 million charge for impairment of goodwill. Revenues for the three months ended June 30, 2009 were $3.2 million compared to revenues of $2.7 million for the three months ended June 30, 2008. Cash and cash equivalents totaled $6.9 million at June 30, 2009.

For the year ended June 30, 2009, the Company reported a consolidated net loss of $2.5 million, or $0.14 per share, compared to a consolidated net loss of $75.7 million, or $4.17 per share, for the year ended June 30, 2008, also reflecting the $60.1 million impairment charge. Revenues for the year ended June 30, 2009 were $12.2 million compared to revenues of $3.5 for the year ended June 30, 2008.

Revenues for the three and twelve month periods ended June 30, 2009 and 2008 were predominantly related to the Company’s amended and restated collaboration agreement with Alimera Sciences, Inc. (Alimera).

“We are expecting the 2-year top line safety and efficacy data from the ongoing Phase III Iluvien trials for the treatment of DME at the end of this calendar year,” stated Dr. Paul Ashton, President and CEO of pSivida. “These trials are being conducted by Alimera, and Alimera’s planned NDA filing remains on schedule for early calendar 2010. Additionally, we are targeting BioSilicon as the second prong of our drug delivery platform in addition to the Durasert technology system on which Iluvien is based.”

Dr. Ashton continued, “We are entering an important and exciting phase of development and our programs are progressing according to schedule. With expected cash from our existing collaborations and planned spending levels, we believe we can fund our operations as currently conducted through FDA approval of Iluvien. Beginning in April 2010, we are due to receive monthly principal payments of $500,000 under a $15 million conditional note issued by Alimera and, if Iluvien is approved, we are due to receive a $25 million milestone payment and, once commercialized, a 20% profit share.”

The Company’s lead development product, Iluvien®, is a tiny injectable device that delivers the drug fluocinolone acetonide (FA) directly to the back of the eye for up to three years. Iluvien, formerly known as Medidur™ FA for DME, is licensed on a worldwide basis to Alimera, which is conducting fully-enrolled Phase III clinical trials studying a low dose and a high dose for the treatment of diabetic macular edema (DME). Alimera expects that 24-month interim data from these clinical trials will be available in late 2009, and we currently anticipate that Alimera will file a New Drug Application (NDA) with the FDA in early 2010. DME is a potentially blinding eye disease that affects over one million people in the United States. Currently there are no FDA-approved drugs for the treatment of DME.

Alimera is also sponsoring studies designed to assess the safety and efficacy of Iluvien in wet and dry age-related macular degeneration and retinal vein occlusion.

About pSivida Corp.

pSivida is a world leader in the development of tiny, sustained release, drug delivery products that are administered by implantation, injection or insertion. pSivida’s lead development product delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME). This product candidate, formerly known as Medidur™ FA for DME, is licensed to Alimera, which is conducting fully recruited Phase III clinical trials and intends to commercialize the product under the name Iluvien®. pSivida also has two products approved by the Food and Drug Administration (FDA): Retisert® for the treatment of uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products.

pSivida owns the rights to develop and commercialize a modified form of silicon known as BioSilicon™, which has potential therapeutic applications. The most advanced BioSilicon product candidate, BrachySil™, delivers a therapeutic P32, a radioactive form of phosphorus used to treat cancer, directly to solid tumors. pSivida has completed an initial safety clinical trial of BrachySil for the treatment of pancreatic cancer and is nearing completion of a follow-on dose-ranging clinical trial.

pSivida’s intellectual property portfolio consists of 62 patent families, over 100 granted patents, including patents accepted for issuance, and over 200 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: inability to raise capital; continued losses and lack of profitability; inability to derive revenue from Retisert; impairment of intangibles; fluctuations in the fair values of certain outstanding warrants; fluctuations in operating results; termination of license agreements; inability to obtain regulatory approvals for products; inability to obtain partners to develop and market products; competition; insufficient third-party reimbursement for products; inability to protect intellectual property or infringement of others’ intellectual property; failure to retain key personnel; consolidation in the pharmaceutical and biotechnology industries; failure to comply with laws and regulations; manufacturing problems; risks and costs of international business operations; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options; possible influence by Pfizer; payment of registration penalties; nonpayment of dividends; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

Released by:

US Public Relations	pSivida Corp.
Beverly Jedynak	Brian Leedman
President	Vice President, Investor Relations
Martin E. Janis & Company, Inc	pSivida Corp.
Tel: +1 (312) 943 1123	Tel: +61 8 9227 8327
bjedynak@janispr.com	brianl@psivida.com

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008

Revenues:
Collaborative research and development	$3,186	$2,647	$12,002	$3,328
Royalty income	37	56	160	148

Total revenues	3,223	2,703	12,162	3,476

Operating expenses:
Impairment of goodwill	—	60,106	—	60,106
Research and development	1,830	2,404	8,007	14,426
General and administrative	1,448	5,342	8,791	13,951

Total operating expenses	3,278	67,852	16,798	88,483

Loss from operations	(55)	(65,149)	(4,636)	(85,007)

Other income (expense):
Change in fair value of derivatives	(619)	1,164	959	8,357
Interest income	7	114	162	648
Interest expense	—	—	—	(507)
Other income (expense), net	46	48	53	356

Total other (expense) income	(566)	1,326	1,174	8,854

Loss before income taxes	(621)	(63,823)	(3,462)	(76,153)
Income tax benefit	87	244	951	483

Net loss	$(534)	$(63,579)	$(2,511)	$(75,670)

Basic and diluted net loss per share:	$(0.03)	$(3.48)	$(0.14)	$(4.17)

Weighted average common shares outstanding:
Basic and diluted	18,264	18,261	18,263	18,166

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2009	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$6,899	$15,609
Other current assets	1,228	2,081

Total current assets	8,127	17,690
Intangible assets, net	28,802	36,802
Other assets	175	1,292

Total assets	$37,104	$55,784

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,836	$4,870
Deferred revenue	5,912	10,476
Derivative liabilities	971	1,930

Total current liabilities	8,719	17,276
Deferred revenue	4,622	8,114
Deferred tax liabilities	222	316

Total liabilities	13,563	25,706

Stockholders’ equity:
Capital	248,518	247,646
Accumulated deficit	(227,048)	(224,537)
Accumulated other comprehensive income	2,071	6,969

Total stockholders’ equity	23,541	30,078

Total liabilities and stockholders’ equity	$37,104	$55,784